EXHIBIT 5

                                   October 18, 1996




Crompton & Knowles Corporation
One Station Place, Metro Center
Stamford, Connecticut 06902

Gentlemen:

     I have acted as counsel to Crompton & Knowles Corporation, a Massachusetts corporation (the "Company"), in connection with Post-Effective Amendments No. 1 and No. 2 on Form S-8 to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the issuance of up to 2,188,472 Common Shares, par value $.10 per share (the "Common Shares"), of the Company pursuant to the 1993 Uniroyal Chemical Stock Option Plan and the Uniroyal Chemical Corporation Purchase Right Plan (collectively, the "Plans").

     In connection with the foregoing, I have examined: (a) the Amended and Restated Articles of Incorporation, and the By-Laws, as amended, of the Company, (b) the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion.

    Based on such examination, I am of the opinion that the Common Shares available for issuance under the Plans, when issued, delivered and paid for in accordance with the terms and conditions of either of the Plans, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement.

                                   Very truly yours,

                                   /s/ John T. Ferguson II
                                       John T. Ferguson II